Exhibit 99.1
Valley National Gases Reports Record Third Quarter Earnings
     Washington, Pa. May 3/PRNewswire/ — Valley National Gases Incorporated (Amex: VLG) reported today that net earnings for the third quarter and nine months ended March 31, 2006 were $.66 and $1.32 per diluted share, respectively, compared to $.57 and $1.10 per diluted share for the same periods last year. Sales for the third quarter were $63.6 million, a 26% increase over the same quarter last year. Sales for the first nine months were $161.7 million, a 24% increase over last year. Net cash provided from operating activities was $9.5 million, while debt was reduced by $10.7 million for the quarter.
     Valley National Gases’ Vice Chairman and Chief Executive Officer, William A. Indelicato, commented, “In spite of one of the warmest January through March periods on record, with degree days approximately 14% below normal in our markets, we were able to maintain our growth in earnings. Of the nine cents per share improvement over last year’s third quarter, approximately 40% of the increase was earned by our most recent acquisitions. We continue to demonstrate our ability to leverage operating expenses and along with a modest improvement in margin quality, our efforts have resulted in another record earnings quarter. Again, sales for both the quarter and the nine months just completed continue to reflect positive industrial activity in most of our markets and a net gain of business.”
     Mr. Indelicato further commented: “As compared to last year’s third quarter, same store sales, excluding propane, increased by 7.2%. Gases, excluding propane, led the way, increasing by approximately 11.1%. Total propane gallons were lower than the third quarter of last year due to the warmer weather and what we believe is increased conservation by some customers due to significantly higher energy costs.”
     Net sales increased $13.1 million for the quarter, compared to the prior year quarter, with same store sales, including propane, contributing $2.9 million. Hard-goods sales increased by $4.9 million, or 30.9% and industrial gases, cylinder rent and other increased by $6.6 million, or 41.6%. Propane sales increased $1.6 million, or 8.7%, while propane volume decreased by 543,000 gallons, or 5.1%.
     Income from operations increased $1.7 million or 17.1% for the quarter and $3.7 million or 17.9% year to date compared to the prior year periods. Acquisitions provided approximately 55.7% of the quarterly increase and 45.9% of the year to date increase. Same stores provided the balance.
     Operating, distribution and administrative expenses increased $3.4 million for the quarter, compared to the same quarter last year, while operating expenses, excluding acquisitions, increased by $0.1 million. For the first nine months of the current fiscal year, operating expenses increased by $9.1 million, and excluding acquisitions, increased by $2.2 million. As a percent of sales, operating expenses decreased in the quarter from 30.0% last year to 29.2% this year. For the nine month period, operating expenses decreased from 32.6% in fiscal 2005 to 31.8% in fiscal 2006, reflecting both leverage on additional sales and propane price inflation.
     Depreciation and amortization expense increased by $0.4 million and $0.8 million for the quarter and nine months respectively, compared to the prior year period principally due to recent acquisitions affecting the current period.
     Interest expense increased $0.2 million in the current quarter and decreased $0.1 million year to date, respectively, due to increased outstanding debt resulting primarily from acquisitions which was partially offset by positive cash flow from operations.
     The Company’s effective tax rate for the current quarter and year to date was 38.8% and 38.6% compared to 37.3% and 37.6%, respectively, for the prior year periods.

Valley National Gases, with headquarters in Washington, Pennsylvania, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates seventy three locations in fourteen states, with eight production and distribution centers in the eastern United States. The Company will host a conference call on May 4, 2006 at 11:00 a.m. The teleconference will be available by calling 800-733-8567. Ask to be connected to the Valley National Gases conference call. A replay of the teleconference will be available for one week. To listen, call 800-633-8284 and enter reservation number 21290528. The third quarter earnings release will be available on the Investor Information page on the Company’s website at http://www.vngas.com/
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Valley National Gases Incorporated contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Valley that could cause such material differences are identified and discussed from time to time in Valley’s filings with the Securities and Exchange Commission, including Valley’s ability to evaluate, negotiate, complete and integrate acquisitions, finance and manage future growth, maintain supply and customer relationships, retain key employees and comply with financial covenants in its credit facility; the prices and markets for gases, including propane; economic factors such as the level of economic activity nationally and in the regions Valley serves and political and economic conditions generally; the continued execution of operating improvements; competition; the outcome of litigation relating to product liability, employment law and other claims.
Valley undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Valley makes on related subjects in future reports to the SEC.

VALLEY NATIONAL GASES INCORPORATED
CONSOLIDATED STATEMENT OF EARNINGS
(Amounts in thousands except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005

Net Sales	$63,578	$50,488	$161,659	$129,892

Cost of products sold, excluding depreciation	31,061	23,310	79,440	60,859
Operating, distribution and administrative (1)	18,547	15,163	51,428	42,374
Depreciation	2,127	1,633	5,925	4,957
Amortization of intangibles	191	243	650	865
Loss (Gain) on disposal of assets	(151)	59	(216)	120

Total costs and expenses	51,775	40,408	137,227	109,175

Income from operations	11,803	10,080	24,432	20,717

Interest expense	1,167	1,004	3,239	3,353
Other income, net	159	100	481	341

Earnings before minority interest	10,795	9,176	21,674	17,705
Minority interest	307	338	752	712

Net earnings before taxes	10,488	8,838	20,922	16,993
Provision for income taxes	4,064	3,298	8,072	6,397

Net earnings	$6,424	$5,540	$12,850	$10,596

Basic earnings per share	$0.67	$0.58	$1.34	$1.12
Diluted earnings per share	$0.66	$0.57	$1.32	$1.10
Weighted average shares
Basic	9,637	9,493	9,603	9,489
Diluted	9,796	9,675	9,758	9,653

(1)	Operating, distribution and administrative expenses for the three and nine months ended March 31, 2006 include a reduction of $0.6 million and $1.8 million, respectively in rent expense, partially offset by other expenses of $0.3 million and $0.7 million, respectively, as a result of consolidating under FIN46R, Variable Interest Entities owned by a related party that leases properties to Valley.

Operating, distribution and administrative expenses for the three and nine months ended March 31, 2005 include a reduction of $0.6 million and $1.6 million, respectively in rent expense, partially offset by other expenses of $0.2 million and $0.6 million, respectively, as a result of consolidating under FIN46R, Variable Interest Entities owned by a related party that leases properties to Valley.
SOURCE: Valley National Gases Incorporated 05/03/06
/CONTACT: James P. Hart of Valley National Gases, 724-228-3000/ or j_hart@vngas.com